JPMorgan Chase Financial Company LLC	December 2018

Pricing Supplement

Registration Statement Nos. 333-222672 and 333-222672-01

Dated December 24, 2018

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Commodities

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.7875% of the stated principal amount with respect to each determination date on which the contract price of the underlying commodity futures contract is greater than or equal to 75% of the contract strike price, which we refer to as the downside threshold level. However, if, on any determination date, the contract price of the underlying commodity futures contract is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. In addition, if the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date. If the securities have not been automatically redeemed prior to maturity and the final contract price is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date. If, however, the securities have not been automatically redeemed prior to maturity and the final contract price is less than the downside threshold level, you will be exposed to the decline in the underlying commodity futures contract, as compared to the contract strike price, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying commodity futures contract. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying commodity futures contract:	The first nearby month futures contract for WTI crude oil traded on the New York Mercantile Exchange (the “NYMEX”) or, on any day that falls on the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract for WTI crude oil traded on the NYMEX
Aggregate principal amount:	$3,000,000
Early redemption:	If, on any determination date (other than the first and final determination dates), the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•   If, on any determination date, the contract price of the underlying commodity futures contract is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $27.875 (2.7875% of the stated principal amount) per security on the related contingent payment date.

•   If, on any determination date, the contract price of the underlying commodity futures contract is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	March 27, 2019, June 27, 2019, September 27, 2019 and December 27, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract”
Contingent payment dates:	April 1, 20219, July 2, 2019, October 2, 2019 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of the Notes — Postponement of a Payment Date” in the accompanying product supplement
Payment at maturity:	• If the final contract price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final contract price is less than the downside threshold level:	(i) the stated principal amount times (ii) the contract performance factor. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	$34.41, which is equal to 75% of the contract strike price
Contract strike price:	$45.88, which was the contract price of the underlying commodity futures contract on the strike date. The contract strike price is not the contract price on the pricing date.
Final contract price:	The contract price of the underlying commodity futures contract on the final determination date
Contract performance factor:	final contract price / contract strike price
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Strike date:	December 20, 2018
Pricing date:	December 24, 2018
Original issue date (settlement date):	January 2, 2019
Maturity date:	January 2, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement
CUSIP/ISIN:	48130UPT6 / US48130UPT69
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)	Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$12.50(2)	$982.50
		$5.00(3)
Total	$3,000,000.00	$52,500.00	$2,947,500.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $12.50 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

The estimated value of the securities on the pricing date was $969.80 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement and “Risk Factors” beginning on page 9 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 2-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004517/dp87531_424b2-ps2i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Terms continued from previous page:

Contract price:	On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” or “CL2,” as applicable, on that day

December 2018	Page 2

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due January 2, 2020 Based on the Value of a WTI Crude Oil Futures Contract, which we refer to as the securities, do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $27.875 (2.7875% of the stated principal amount) per security, with respect to each quarterly determination date on which the contract price of the underlying commodity futures contract is greater than or equal to 75% of the contract strike price, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date immediately following the related determination date. However, if the contract price of the underlying commodity futures contract is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period. It is possible that the contract price of the underlying commodity futures contract could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the underlying commodity futures contract was at or above the downside threshold level on some quarterly determination dates, the underlying commodity futures contract may fluctuate below the downside threshold level on others.

If the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final contract price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final contract price is less than the downside threshold level, investors will be exposed to the decline in the contract price of the underlying commodity futures contract, as compared to the contract strike price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the contract performance factor, which will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying commodity futures contract.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying commodity futures contract is a “Commodity Futures Contract.”

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

December 2018	Page 3

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.7875% of the stated principal amount with respect to each determination date on which the contract price of the underlying commodity futures contract is greater than or equal to 75% of the contract strike price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final contract price, as follows:

Scenario 1

On any determination date (other than the first and final determination dates), the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying commodity futures contract from the contract strike price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final contract price is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying commodity futures contract from the contract strike price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final contract price is less than the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount times (ii) the contract performance factor.

▪     Investors will lose some, and may lose all, of their principal in this scenario.

December 2018	Page 4

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the contract price of the underlying commodity futures contract and (2) the final contract price.

Diagram #1: First Determination Date

Diagram #2: Determination Dates (Other Than the First and Final Determination Dates)

December 2018	Page 5

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

December 2018	Page 6

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical contract strike price:	$100.00
Hypothetical downside threshold level:	$75.00, which is 75% of the hypothetical contract strike price
Contingent quarterly payment:	$27.875 (2.7875% of the stated principal amount) per security

The hypothetical contract strike price of $100.00 has been chosen for illustrative purposes only and does not represent a likely actual contract strike price.  The actual contract strike price is the contract price of the underlying commodity futures contract on the strike date and is specified on the cover of this pricing supplement.  For historical data regarding the actual contract prices of the underlying commodity futures contract, please see the historical information set forth under “WTI Crude Oil Futures Contract Overview” in this pricing supplement.

In Examples 1 and 2, the contract price of the underlying commodity futures contract fluctuates over the term of the securities and the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price on one of the determination dates (other than the first and final determination dates). Because the contract price of the underlying commodity futures contract is greater than or equal to the contract strike price on one of the determination dates (other than the first and final determination dates), the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the contract price of the underlying commodity futures contract on the determination dates (other than the first and final determination dates) is less than the contract strike price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Contract Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Contract Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$65.00	$0	N/A	$105.00	$27.875	N/A
#2	$100.00	—*	$1,027.875	$50.00	$0	N/A
#3	N/A	N/A	N/A	$125.00	—*	$1,027.875
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the contract price is greater than or equal to the contract strike price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the contract price of the underlying commodity futures contract on the second determination date is equal to the contract strike price. As the contract price of the underlying commodity futures contract on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $27.875 = $1,027.875

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the contract price of the underlying commodity futures contract on the third determination date is greater than the contract strike price. The securities are not redeemable on the first determination date, even though the contract price on the first determination date is greater than the contract strike price. As the contract price of the underlying commodity futures contract on the first determination date is greater than the downside threshold level, you receive the contingent quarterly payment of $27.875 with respect to that determination date. Following the third determination date, you receive an early redemption payment of $1,027.875, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlying commodity futures contract has appreciated by 25%

December 2018	Page 7

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

from the contract strike price on the third determination date, you only receive $1,027.875 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $1,055.75 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Contract Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Contract Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$65.00	$0	N/A	$45.00	$0	N/A
#2	$55.00	$0	N/A	$60.00	$0	N/A
#3	$50.00	$0	N/A	$57.50	$0	N/A
Final Determination Date	$40.00	$0	N/A	$75.00	—*	N/A
Payment at Maturity	$400.00			$1,027.875

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final contract price.

▪	In Example 3, the contract price of the underlying commodity futures contract remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the contract price of the underlying commodity futures contract. As the final contract price is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × contract performance factor = $1,000 × $40.00 / $100.00 = $400.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the contract price of the underlying commodity futures contract decreases to a final contract price of $75.00. Although the final contract price is less than the contract strike price, because the final contract price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $27.875 = $1,027.875

In this example, although the final contract price represents a 25% decline from the contract strike price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,027.875 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

December 2018	Page 8

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final contract price is less than the downside threshold level, you will be exposed to the decline in the contract price of the underlying commodity futures contract, as compared to the contract strike price, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the contract performance factor. In this case, your payment at maturity will be less than 75% of the stated principal amount and could be zero.
▪	You will not receive any contingent quarterly payment for any quarterly period where the contract price of the underlying commodity futures contract on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the contract price of the underlying commodity futures contract on the relevant determination date is greater than or equal to the downside threshold level. If the contract price of the underlying commodity futures contract is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the contract price of the underlying commodity futures contract could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.
▪	The contingent quarterly payment is based solely on the contract prices of the underlying commodity futures contract on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the contract price of the underlying commodity futures contract on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the contract price of the underlying commodity futures contract on a specific determination date, if that contract price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the contract price of the underlying commodity futures contract was higher on other days during the term of the securities.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Investors will not participate in any appreciation of the underlying commodity futures contract. Investors will not participate in any appreciation of the underlying commodity futures contract from the contract strike price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the contract price of the underlying commodity futures contract is greater than or equal to the downside threshold level.

December 2018	Page 9

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the contract strike price and the downside threshold level and will determine the final contract price and whether the contract price of the underlying commodity futures contract on any determination date is greater than or equal to the contract strike price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or commodity hedging disruption events, the selection of a successor to the underlying commodity futures contract or calculation of the final contract price in the event of a discontinuation of trading in the underlying commodity futures contract, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over

December 2018	Page 10

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the contract price of the underlying commodity futures contract, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the contract price of the underlying commodity futures contract;
o	the time to maturity of the securities;
o	supply and demand trends for WTI crude oil and the exchange-traded futures contracts on that commodity;
o	whether the contract price of the underlying commodity futures contract has been, or is expected to be, less than the downside threshold level on any determination date and whether the final contract price is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	We may accelerate the securities if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the securities due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.
▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the underlying commodity futures contract. Any

December 2018	Page 11

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of the securities.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 6, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the securities.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the securities resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities.  See “ — We may accelerate the securities if a commodity hedging disruption event occurs” above.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility. Market prices of the commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contract. See “— The market price of WTI crude oil will affect the value of the securities” below. The price of the commodity and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
▪	The market price of WTI crude oil will affect the value of the securities. Because the securities are linked to the performance of the contract price of the underlying commodity futures contract, we expect that generally the market value of the securities will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price. If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price to decline significantly.
▪	The securities do not offer direct exposure to commodity spot prices. The commodity futures contract reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the

December 2018	Page 12

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked only to commodity spot prices.

▪	Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the commodity futures contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the securities are linked a single commodity futures contract, they carry greater risk and may be more volatile than securities linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.
▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the contract price, and therefore the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the contract price of the underlying commodity futures contract and, therefore, the value of your securities.
▪	Owning the securities is not the same as owning WTI crude oil futures contracts. The return on your securities will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying commodity futures contract. Any of these hedging or trading activities on or prior to the pricing date could have affected the contract strike price and, as a result, the downside threshold level, which is the price at or above which the contract price of the underlying commodity futures contract must reach on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying commodity futures contract at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity futures contract on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as

December 2018	Page 13

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

December 2018	Page 14

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

WTI Crude Oil Futures Contract Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The contract price to which the return on the securities is linked is based on, on any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on Bloomberg under the symbol “CL1” or “CL2,” as applicable, on that day.  For additional information about the underlying commodity futures contract, see the information set forth under “The Underlyings — Commodity Futures Contracts” in the accompanying product supplement.

Information as of market close on December 24, 2018:

Bloomberg Ticker Symbol:	CL1	52 Week High (on 10/3/2018):	$76.41
Current Contract Price:	$42.53	52 Week Low (on 12/24/2018):	$42.53
52 Weeks Ago (on 12/26/2017):	$59.97

The following table sets forth the published high and low contract prices, as well as end-of-quarter contract prices, of the underlying commodity futures contract for each quarter in the period from January 1, 2013 through December 24, 2018. The graph following the table sets forth the daily contract prices of the underlying commodity futures contract during the same period. The contract price of the underlying commodity futures contract on December 24, 2018 was $42.53. We obtained the contract price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of the underlying commodity futures contract should not be taken as an indication of future performance, and no assurance can be given as to the contract price of the underlying commodity futures contract at any time, including on the determination dates.

First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
2013
First Quarter	$97.94	$90.12	$97.23
Second Quarter	$98.44	$86.68	$96.56
Third Quarter	$110.53	$97.99	$102.33
Fourth Quarter	$104.10	$92.30	$98.42
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter	$105.34	$91.16	$91.16
Fourth Quarter	$91.01	$53.27	$53.27
2015
First Quarter	$53.53	$43.46	$47.60
Second Quarter	$61.43	$49.14	$59.47
Third Quarter	$56.96	$38.24	$45.09
Fourth Quarter	$49.63	$34.73	$37.04
2016
First Quarter	$41.45	$26.21	$38.34
Second Quarter	$51.23	$35.70	$48.33
Third Quarter	$48.99	$39.51	$48.24
Fourth Quarter	$54.06	$43.32	$53.72
2017
First Quarter	$54.45	$47.34	$50.60
Second Quarter	$53.40	$42.53	$46.04
Third Quarter	$52.22	$44.23	$51.67
Fourth Quarter	$60.42	$49.29	$60.42

December 2018	Page 15

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
2018
First Quarter	$66.14	$59.19	$64.94
Second Quarter	$74.15	$62.06	$74.15
Third Quarter	$74.14	$65.01	$73.25
Fourth Quarter (through December 24, 2018)	$76.41	$42.53	$42.53

First Nearby Month WTI Crude Oil Futures Contract Historical Performance – Daily Contract Prices* January 2, 2013 to December 24, 2018

*The dotted line in the graph indicates the downside threshold level, equal to 75% of the contract price of the underlying commodity futures contract on December 20, 2018.

December 2018	Page 16

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk &

December 2018	Page 17

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent quarterly payments if they are otherwise treated as FDAP Income).  If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds. You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “WTI Crude Oil Futures Contract Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the fifth business day following the pricing date of the securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the securities	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and

December 2018	Page 18

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due January 2, 2020

Based on the Value of a WTI Crude Oil Futures Contract

Principal at Risk Securities

and the guarantee:	JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product supplement no. 2-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004517/dp87531_424b2-ps2i.pdf

•    • Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

December 2018	Page 19